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Glimcher Realty Trust                                               Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges
(Dollars in Thousands)

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                                                                                              Years ended December 31,
                                                                                ---------------------------------------------------
                                                                                  2003       2002       2001       2000       1999
                                                                                  ----       ----       ----       ----       ----
Available Earnings:
  Income from continuing operations before income taxes, equity
        in net income of affiliate plus gain on sales of real estate           $ 27,609   $ 13,654    $ 5,874   $ 17,699   $ 26,780

  Plus:
        Interest expense                                                         81,733     98,307     91,458     85,884     67,647
        Amortization of previously capitalized interest                             196        194        230        232        232
        Distributed share of equity from affiliates                               2,927      2,053        339     12,448        344

                                                                               -----------------------------------------------------
        Available earnings                                                     $112,465   $114,208   $ 97,901   $116,263   $ 95,004
                                                                               -----------------------------------------------------

  Fixed charges:
        Interest expense, excluding amortization of deferred financing costs     77,755     92,944     86,023     80,995     65,106
        Amortization of deferred financing costs                                  3,978      5,363      5,435      4,889      2,541
        Interest capitalized                                                        698        900      4,130      2,148      5,823

                                                                               -----------------------------------------------------
               Fixed charges                                                   $ 82,431   $ 99,207   $ 95,588   $ 88,032   $ 73,470
                                                                               -----------------------------------------------------

  Ratio of earnings to fixed charges                                               1.36       1.15       1.02       1.32       1.29
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